Exhibit 99.2

FOR RELEASE

UNITIL INCREASES COMMON STOCK DIVIDEND

HAMPTON, NH, January 29, 2020: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that its Board of Directors raised the quarterly dividend on the Company’s common stock to $0.375 per share, increasing the effective annualized dividend rate by $0.02 to $1.50 per share. Also today, the Board declared the first quarter common stock dividend of $0.375 per share, payable February 28, 2020, to shareholders of record on February 14, 2020.

“Recognizing the importance of the dividend to our shareholders, I’m pleased that we’ve again increased our quarterly dividend rate,” said Thomas P. Meissner, Jr., Unitil’s chairman, president, and chief executive officer. “This continues our unbroken record of quarterly dividend payments since trading began in Unitil’s common stock, and reflects the confidence we have in the outlook for continued growth.”

In addition to the unbroken record of continuously paying quarterly cash dividends, Unitil has never decreased the dividend on its common stock.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 106,100 electric customers and 83,900 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com